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                                 March 1, 1999



Board of Directors
Key Capital Corporation
7F Gwynns Mill Court
Owings Mills, Maryland 21117

     RE:  Registration Statement on Form S-1

Gentlemen:

     We have acted as special counsel to Key Capital Corporation (the "Company"), in connection with the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to shares of common stock of the Company (the "Common Stock") to be issued in connection with the Community Offering (defined and described in the Prospectus, which is part of the Registration Statement) and Public Offering (defined and described in the Prospectus) of the Company.

     In rendering this opinion, we have assumed that the Common Stock will be offered and sold in the manner described in the Prospectus. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Matters."

                         HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                         By:  /s/James C. Stewart
                              ---------------------
                              James C. Stewart